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                                    EXHIBIT 1

             ANNOUNCEMENT OF CANCELLATION OF CERTAIN COMPANY SHARES

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                              (English Translation)

                                                               February 24, 2004

To whom it may concern:
                                   WACOAL CORP.
                                   Yoshikata Tsukamoto, President and Director
                                   (Code Number: 3591)
                                   (Tokyo Stock Exchange, First Section)
                                   (Osaka Securities Exchange, First Section)
                                   Contact: Nobuhiro Matsuda, Corporate Officer, Director of Finance, Corporate Planning
                                   (Tel: 075-682-1010)

                 Announcement of Cancellation of Company Shares

         We hereby announce that the board of directors of the Company resolved at the board meeting held on February 24, 2004 to cancel certain of the Company's shares pursuant to the provisions of Article 210 of the Commercial Code.

1.       Type of shares to be cancelled:

                  Common stock

2.       Number of shares to be cancelled:

                  2,600,000 (approximately 1.77% of total issued shares before cancellation)

3.       Scheduled date of cancellation of shares:

                  March 5, 2004

4.       Aggregate number of issued shares after cancellation:

                  144,016,685

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